                                                                   EXHIBIT 10.24


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 21, 2002, is made by and between Inveresk Research International Limited, a company organized under the laws of Scotland under the Companies Acts (Company Number 91725) and having its registered office at Elphinstone Research Centre, Tranent, EH33 2NE (the "Company"), and Nicholas J. Thornton (the "Executive").

                                   BACKGROUND

         WHEREAS, the Executive currently serves as Chief Operating Officer and President-Clinical Europe of the Company;

         WHEREAS, Inveresk Research Group Limited, a company organized under the laws of Scotland under the Companies Acts (Company Number SC091725) and having its registered office at Elphinstone Research Centre, Tranent, EH33 2NE (the "Parent"), owns all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, all of the shareholders of the Parent are parties to that certain Exchange Agreement by Declaration of Trust, dated as of April 2, 2002 (as the same may be amended from time to time, the "Exchange Agreement"), among such shareholders, D. J. Paul E. Cowan, as escrow agent, and Inveresk Research Group, Inc., a Delaware corporation ("New Holdco");

         WHEREAS, upon consummation of the transactions contemplated by the Exchange Agreement, the Parent will be a direct wholly-owned subsidiary of New Holdco and the Company will be an indirect wholly-owned subsidiary of New Holdco;

         WHEREAS, New Holdco intends to sell shares of its common stock by means of an initial public offering (the "IPO");

         WHEREAS, this Agreement is being executed in anticipation of the consummation of the IPO;

         WHEREAS, the Company and New Holdco desire that the Executive continue to be employed by the Company and render services to the Company and New Holdco, in accordance with the terms and conditions set forth in this Agreement;

         WHEREAS, the Executive desires to be employed by the Company and to render services to the Company and New Holdco pursuant to the terms of this Agreement;

         WHEREAS, the services of the Executive are of a special, unique and unusual character which gives them distinctive value; and

         WHEREAS, in consideration of the benefits to be derived by the Executive under this Agreement, the Executive is willing to undertake certain restrictions on the Executive's business activities from and after the effective date of this Agreement upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

         Section 1. Term. The Company hereby employs the Executive pursuant to the terms set forth in this Agreement and the Executive hereby accepts employment with the Company pursuant to the terms set forth in this Agreement. The Executive's employment with the Company pursuant to this Agreement shall commence as of the date on which the IPO is consummated and shall continue until this

Agreement is terminated in accordance with the provisions of Section 5 (the "Term"). The date on which the Executive's period of continuous employment with the Company began was February 26,200l.

         Section 2. Duties. The Executive shall continue to serve as Chief Operating Officer of the Company and, until otherwise notified by the Company, as President-Clinical Europe of the Company. The Executive shall also serve as a Group Executive Vice President of New Holdco. The Executive shall faithfully perform for the Company and New Holdco the duties normally associated with said offices, unless otherwise specified by the Chief Executive Officer of New Holdco (the "CEO"), and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the CEO. The Executive shall devote substantially all of his business time and effort to the performance of his duties under this Agreement. The Executive's normal hours of work are from 9.00 a.m. to 5.00 p.m. (Monday to Friday) inclusive of 45 minutes for lunch daily. The Executive is expected to work reasonable overtime when necessary for the performance of his duties without any entitlement to additional compensation. The Executive's principal place of work will be the Inveresk Research Phase I facility but the Executive will be expected to travel, both within the U.K. and overseas, on Company business (without any entitlement to additional compensation).

         Section 3.       Other Conditions.

         3.1. Standard Conditions. The Executive's employment with the Company shall be subject to the Company's Standard Conditions of Employment, as in effect from time to time (the "Standard Conditions"), provided that if any conflict arises between this Agreement and the Standard Conditions, this Agreement shall control. The Standard Conditions may be modified from time to time by the Company, provided that the Standard Conditions may not be modified in any manner that would adversely affect the Executive without the consent of the Executive.

         3.2. Disciplinary/Grievance Procedure. The Company's grievance procedure from time to time in effect and any disciplinary rules applicable to the Executive will be set out in notices displayed at his place of work or will otherwise be obtainable from the Company.

         Section 4.        Compensation.

         4.1. Salary. As consideration for the services that the Executive shall render to the Company and New Holdco under this Agreement, the Company shall pay the Executive a salary of L140,001 per year (the "Annual Salary"), which shall be payable in equal monthly installments in accordance with the customary payroll practices of the Company applicable to executive officers. The Annual Salary shall be reviewed no less frequently than annually by the Board of Directors of New Holdco (the "Board"). The Annual Salary may, in the discretion of the Board, be increased (but not decreased) at any time and from time to time by action of the Board. Once increased, any reference to Annual Salary in this Agreement shall be a reference to such increased amount.

         4.2.     Bonuses.

                  (a) For each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount of up to 33 percent of Annual Salary, as determined by the Board.

                  (b) For each fiscal year ending during the Term, the Executive shall have the opportunity to receive an additional annual performance bonus in an amount of between 1 and 67 percent of Annual Salary, as determined by the Board.

         4.3. Benefits. The Executive shall have the right to participate in all benefit programs and/or plans granted to senior executives of the Group Companies, in accordance with the actual programs or plans that the Board may institute from time to time or as otherwise required under any applicable law.

Subject to the Company's pension policy as in effect from time to time, the Executive shall be entitled to continue membership or become a member (as the case may be), and during the Term remain a member of, the Company's pension scheme, known as the Inveresk Research International Pension and Life Assurance Plan, or any other executive, senior or other pension scheme in effect from time to time in which the Executive would be eligible to participate (collectively, "the Scheme"). The Company shall contribute to the Scheme at the rate required to accrue for the Executive a pension entitlement of not less than 1/45th of Annual Salary for each year of employment with the Company. The Company shall be entitled at any time to amend or terminate the Scheme or the Executive's membership of the Scheme subject to (i) providing the Executive with the benefit of an equivalent pension scheme ("the New Scheme") which shall be, overall, no less favorable to the Executive and (ii) ensuring that the Executive is in a position, if he so elects, to transfer his accrued benefits in the Scheme into the New Scheme, as if such pensionable service had been under the New Scheme. Changes in the rules of any pension scheme from time to time in force will be notified in writing to the Executive within one month of such change becoming effective and copies of the rules of any such pension scheme will be made available to the Executive on application by him to the Company's secretary. Membership of the Scheme shall include a death benefit of four times annual salary. Pension and life assurance benefits granted to the Executive under this Agreement shall, where applicable, be subject to maximum limits imposed by the Inland Revenue Earnings Cap Regulations in effect from time to time.

         4.4. Vacation. In addition to four public holidays for each fiscal year of the Company (other than the fiscal year ended December 31, 2002, for which the Executive will be entitled to five public holidays), the Executive shall be entitled to vacation in each fiscal year in accordance with the table set forth below, to be taken at such time or times as the Company may approve:

                                            Number of Vacation Days Per Year
                                                (exclusive of Saturdays and
                 Year of Service                          Sundays)
                 ---------------                          --------
                   Less than 8                               28
           More than 7 but less than 8                       29
           More than 8 but less than 9                       30
           More than 9 but less than 10                      31
                   More than 10                              33

         4.5.     Sick Pay. Without prejudice to the Company's rights under
Section 5 below, during any period of absence from work due to sickness or accident, the Executive shall (after giving the Company when required evidence satisfactory to the Company of incapacity and continuing incapacity to work) be entitled to receive all Annual Salary and other benefits due to such Employee under this Agreement during the first twenty eight weeks of such absence. The Company shall offset against any such payments made by the Company to the Executive all statutory sick pay or other similar government benefit to which the Executive is entitled by virtue of his employment with the Company and any payments made to the Executive pursuant to Section 4.9; provided, that after twenty-eight weeks the payment of Annual Salary to the Executive shall be at the discretion of the Company.

         4.6. Expenses. The Executive shall be entitled to reimbursement for all business expenses incurred by him in the performance of his duties under this Agreement in accordance with the standard practices of the Company as in effect from time to time.

         4.7. Automobile. The Company will provide the Executive, at the option of the Executive, either an automobile in accordance with the Company's Company Car Policy, as in effect from time to time, or a yearly allowance of L7,452 for the use of an automobile. Currently the Company Car Policy provides that the automobile shall be replaced on the earlier of every four years or after 80,000 miles and provides for payment by the Company of motor tax, insurance, servicing, repairs and replacements. The

Company's Car Policy shall be reviewed annually by the Board. The Company will also provide the Executive with a fuel card for payment of all fuel used by the Executive within the United Kingdom (including fuel for private use).

         4.8. Business Clothing Allowance; Telephone Allowance. The Company will provide the Executive with a business clothing allowance of L220, plus Value Added Tax, per annum, subject to increase or decrease by the Board from time to time in its sole discretion but no less than annually. In addition, the Company will provide the Executive with a telephone allowance of L40 per month, subject to increase or decrease by the Board from time to time in its sole discretion but no less than annually, payable simultaneously with the payment of Annual Salary.

         4.9. Permanent Health Insurance. If the Executive is absent from work through illness or injury for a continuous period of more than 26 weeks, the Executive will be entitled to receive a monthly payment (each, a "PHI Payment") equal to 65% of his pre-disability pensionable salary, less the monthly single person's long term state incapacity benefit to which the Executive is entitled at such time. The Executive shall be entitled to receive PHI Payments until the earlier of the Executive's return to work, retirement or death and PHI Payments shall be increased by 5% each year during the period that they are being paid to the Executive. While the Executive is receiving PHI Payments the Executive will continue to be a member of the Scheme and the Company will continue to make contributions to the Scheme on behalf of the Executive. At any time that the Executive becomes entitled to receive PHI Payments the Company shall determine a notional salary for the Executive for pension plan purposes, which notional salary will be reviewed by the Board in January of each year.

         4.10. Private Medical Insurance. The Company shall pay the premiums and other costs associated with the provision of private medical insurance for the Executive and his immediate family at a level which is in accordance with Company policy as in effect from time to time.

         4.11. Relocation Expenses. Pursuant to that certain letter agreement, dated March 8, 2001, between the Executive and the Company, the Company has reimbursed the Executive for certain costs of relocating from Geneva to the Edinburgh Area (the "Relocation Costs"). If the Executive terminates his employment with the Company on or prior to the second anniversary of the date on which the Company received the invoice with respect to the final Relocation
Cost paid by the Company (the "Final Invoice Date"), the Executive must repay Relocation Costs paid to the Executive by the Company in accordance with the following schedule:

         Date of Termination of Employment                    Percentage of Relocation
                                                          Costs to be Repaid by Executive

         Less than 12 months after Final Invoice Date                   100%

         More than 12 but less than 18 months after                      60%
         Final Invoice Date

         More than 18 but less than 24 months after                      40%
         Final Invoice Date

         Any repayment of Relocation Costs required to be made by the Executive to the Company pursuant to this Section 4.11 must be made on or prior to the last date on which the Executive is employed by the Company. Pursuant to Section 13 of the Employment Rights Act 1996, the Executive hereby authorizes the Company to deduct from any amounts payable by the Company to the Executive under this Agreement any such relocation Costs (or portion thereof) repayable by the Executive pursuant to this Section 4.1l(b).

         4.12. No Other Compensation. Except as provided in this Section 4, the Executive shall be entitled to no other compensation for the services provided by him to the Company and New Holdco under this Agreement.

         Section 5.        Termination.

                  (a) The Executive's employment under this Agreement may be terminated at any time (i) prior to the first anniversary of a Candover Exit (as defined below) by the Company or the Executive upon one year's prior written notice (or any shorter period mutually agreed upon by the parties), (ii) after the first anniversary of a Candover Exit, by the Company or the Executive upon six months prior written notice (or any shorter period mutually agreed upon by the parties) or (iii) at any time by the Company upon payment of a portion of the Annual Salary equal to the amount otherwise payable during the applicable notice period contained in the preceding clause (i) or (ii), as the case may be, and it is expressly agreed that payment in lieu of notice shall not constitute a repudiation of this Agreement by the Company. For the purposes of this Section 5.1(a), a "Candover Exit" shall mean a sale of capital stock of the Company by Candover Investments PLC or any of its affiliates or directly or indirectly controlled investment funds after which none of these entities is a stockholder of the Company.

                  (b) Upon termination of the Executive's employment, in addition to Annual Salary which the Company may elect to pay in lieu of notice, the Executive shall be entitled to receive any Annual Salary and other benefits (including bonus) earned and accrued under this Agreement prior to the expiration of the applicable termination notice period and to be reimbursed, in accordance with Section 4.6, for any business expenses incurred prior to such date. The Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

         Section 6.        Covenants of the Executive.

         6.1. Noncompetition. In consideration of the salary and benefits to be derived by the Executive under this Agreement, and to preserve the goodwill associated with the business of the Company, during the period commencing on the date of this Agreement and ending (i) if the Company terminates the Executive's employment under this Agreement, on the date upon which the Executive shall cease to be an employee of the Company or (ii) if the Executive terminates his employment under this Agreement, one year following the date of the notice of termination of the Executive's employment given pursuant to this Agreement, he shall not for his own benefit or the benefit of any third party, directly or indirectly, in any capacity, engage in or be financially interested in any business operation or division of a business that competes, directly or indirectly, with any material aspect of the Business in the Geographic Area. The term "Business" means the provision of drug development services, and any and all other business activities of any Group Company that after the date of this Agreement become material to the Group Companies taken as a whole and in which the Executive was actively involved in the course of his employment during the one-year period prior to the date of termination of the Executive's employment with the Company. The term "Geographic Area" means any area in North America and the United Kingdom where any Group Company has performed services during the one-year period prior to the date of termination of the Executive's employment with the Company.

         6.2. Nondisclosure. The Executive acknowledges that, by reason of his employment by the Company, he will have access to confidential information of the Group Companies, including, without limitation, information and knowledge pertaining to trade know-how, proprietary computer programs, data, client lists, marketing and other business strategies, methods of operation, sales and profit figures, pricing information, personnel information, relationships between a Group Company and those persons, entities and affiliates with which the Group Companies have contracted and others who have business dealings with them and other confidential property and information of the Group Companies (collectively, the "Confidential Information"). The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Group Companies and covenants that, during the period commencing on the date of this Agreement and ending thirty-six months following the date upon which the Executive shall cease to be an employee of the Company, he will not use any Confidential Information or disclose any Confidential Information to any person, firm or corporation (except as his duties under this Agreement may require) and that all such matters and properties shall be and shall remain the property of New Holdco, the Company and/or a Group Company, as applicable, and/or their customers. The obligation of confidentiality imposed by this Section 6.2 shall not apply to information that
(i) is required by law or by a governmental and/or regulatory authority to be disclosed, (ii) otherwise becomes generally known without any breach by the Executive of this Agreement, or (iii) is disclosed by the Executive in a court or other proceeding against New Holdco or the Company because such disclosure is reasonably required in order to enforce the Executive's rights under this Agreement; provided, that in any case described in clause (i) or clause (iii), the Executive shall, at the expense of the Company, cooperate, if requested by the Company, in seeking a protective order with respect to, and otherwise preventing further disclosure of, such information.

         6.3. Nonsolicitation. During the period commencing on the date of this Agreement and ending one year following the date upon which the Executive shall cease to be an employee of this Company, the Executive shall not, directly or indirectly, for himself or for any other person, firm, or other entity, solicit, interfere with or endeavor to entice away from any Group Company, (i) the customer of any person, firm or other entity that (A) at the date of termination of the Executive's employment with the Company, or during the one-year period prior to the date of termination of the Executive's employment with the Company was a customer or client of any Group Company or (B) to the Executive's knowledge, was negotiating with any Group Company in relation to any part of its business, or (ii) any director, employee or consultant of any Group Company.

         6.4. Company Information. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive's termination of employment, shall be immediately returned to the Company.

         Section 7. Compliance With Other Agreements. The Executive represents and warrants to the Company that the execution of this Agreement by the Executive and the Executive's performance of the Executive's obligations hereunder will not, with or without the giving of notice and/or the passage of time, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

         Section 8. Assignment. Neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, that a merger or consolidation of the Company or a sale or transfer of all or substantially all of the shares or assets of the Company (and, in the case of such a sale of assets, a related assignment of this Agreement) shall not be deemed an assignment in violation of the terms of this Section 8.

         Section 9.        Miscellaneous.

         9.1. Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6.1, 6.2, 6.3, 6.4 and 9 shall survive termination of this Agreement and any termination of the Executive's employment hereunder for the periods indicated therein.

         9.2. Notices. All notices or communications hereunder shall be in writing (including by facsimile transmission), addressed as follows:

                  (i)      If to the Company to:

                           Inveresk Research International Limited
                           Elphinstone Research Centre
                           Tranent EH33 2NE
                           Scotland
                           Facsimile: 1875 614 555
                           Attention: Chief Executive

                           With a copy to:

                           Inveresk Research Group, Inc.
                           11000 Weston Parkway
                           Suite 100
                           Cary, North Carolina 27513
                           Facsimile: (919) 462-2400
                           Attention: President and Chief Executive Officer

                  (ii) If to the Executive to him at the address set forth on the signature page.

Any such notice shall be effective only if delivered personally, by facsimile or if mailed (first class prepaid recorded delivery letter). All such notices, requests and other communications will (i) if delivered by facsimile transmission to the number as provided in this Section 9.2, be deemed given at the time when the facsimile machine records delivery of such notice, (ii) if delivered personally to the address as provided in this Section 9.2, be deemed given upon delivery and (iii) if delivered by first class prepaid recorded delivery letter to the address as provided in this Section 9.2, be deemed given upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         9.3. Section Headings. The section and subsection headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

         9.4. No Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

         9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Scotland.

         9.6. Entire Agreement. This Agreement and the Standard Conditions supersede all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and contain the sole and entire agreement between the parties hereto with respect to the subject matter of this Agreement.

         9.7. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of both parties to this Agreement.

         9.8. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

         9.9. No Third Party Beneficiaries. This Agreements is solely for the benefit of the parties hereto and for the benefit of the Group Companies and shall not be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, claim of action or other right, except as expressly provided in this Agreement.

         9.10. Gender and Person. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.

         9.11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

         9.12. Interpretation. In this Agreement, words and phrases defined in Section 736 of the Companies Act 1985 (as amended) shall have the meanings given to them in that Act. The term "Group Companies" means New Holdco and its subsidiaries from time to time and "Group Company" means any ones of them.

         9.13. Employment Rights Act. The information contained in this Agreement constitutes a written statement of the terms of the Executive's employment in compliance with the provisions of the Employment Rights Act 1996.

                  IN WITNESS WHEREOF, these presents consisting of this and the eight preceding pages are executed as follows:


         SIGNED on behalf of Inveresk
         Research International Limited by
         Ian P. Sword, a director, on the
         21st day of June 2002 before this
         witness:
                                                      /s/ Ian P. Sword
                                                      --------------------------
                                                      Director



        /s/ Ewan Gilchrist
        -----------------------------

        Ewan Caldwell Gilchrist       Full Name
        -----------------------------

        11 Walker Street              Address
        -----------------------------

        Edinburgh
        -----------------------------

        Solicitor                     Occupation
        -----------------------------



         SIGNED by the said Nicholas J. Thornton
         on the 21st day of June 2002
         before this witness:

         /s/ Ewan Gilchrist                           /s/ Nicholas J. Thornton
         --------------------------                   --------------------------
                                                      Nicholas J. Thornton
         Ewan Caldwell Gilchrist     Full Name
         --------------------------
         11 Walker Street            Address
         --------------------------
         Edinburgh
         --------------------------
         Solicitor                   Occupation
         --------------------------